
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                             --------------------

                                  FORM 11-K

                             --------------------

(MARK ONE)

           /X/      ANNUAL REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                   For the fiscal year ended February 28, 1998

                                    OR

          / /       TRANSITION REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                   For the transition period from        to      .
                                                  ------   ------


                           Commission File No. 0-14749


                      ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                   401(K) PLAN

             (FULL TITLE OF PLAN AND ADDRESS OF PLAN IF DIFFERENT
                       FROM THAT OF ISSUER NAMED BELOW)


                             --------------------


                      ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                265 Turner Drive
                             Durango, Colorado 81301
       (NAME OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN AND THE
                   ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE)

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                             REQUIRED INFORMATION


     The report filed as Exhibit 1 hereto (the "Plan Information") is incorporated by reference herein in satisfaction of the financial statement requirements of Form 11-K pursuant to Item 4 of Form 11-K. The Plan
Information has been prepared in accordance with the financial reporting requirements of ERISA. ERISA (without regard to the limited scope exemption contained in Section 103(a)(3)(C) thereof) does not require the Plan
Information to be examined by an independent accountant.



                             EXHIBITS

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

Exhibit
Number                   Description
--------                 -----------

1 Return/Report of the Plan on Form 5500 for the year ended February 28, 1998

2                        Form of Rocky Mountain Chocolate Factory, Inc.
                         401(k) Plan (incorporated by reference to Exhibit 4.1
                         to the Company's Registration Statement on Form S-8
                         (Registration No. 33-79342) filed on May 25, 1994).

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Rocky Mountain Chocolate Factory, Inc. 401(k) Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                           401(K) PLAN

                           BY:  Rocky Mountain Chocolate Factory, Inc.,
                                Plan Administrator

Date: August 31, 1998      By:  /s/ Bryan J. Merryman
            ---               --------------------------------------------
                                Bryan J. Merryman, Vice President-Finance


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                         INDEX TO EXHIBITS

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

Exhibit
Number                   Description
--------                 -----------

1 Return/Report of the Plan on Form 5500 for the year ended February 28, 1998

2                        Form of Rocky Mountain Chocolate Factory, Inc.
                         401(k) Plan (incorporated by reference to Exhibit 4.1
                         to the Company's Registration Statement on Form S-8
                         (Registration No. 33-79342) filed on May 25, 1994).

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